As filed with the Securities and Exchange Commission on July 31, 2012

Registration No. 333-175741

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to
 FORM S-11
FOR REGISTRATION UNDER THE SECURITIES

ACT OF 1933 OF CERTAIN REAL ESTATE COMPANIES

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact name of registrant as specified in governing instruments)

Maryland	6798	20-0378980
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10880 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024 (310) 996-8704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Lenard
Executive Vice President, Secretary and Counselor
Paladin Realty Income Properties, Inc.
10880 Wilshire Blvd., Suite 1400
Los Angeles, California 90024
(310) 996-8704
(310) 996-8708 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Deborah Schwager Froling, Esquire
Arent Fox LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
(202) 857-6075
(counsel to registrant)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

This Post-Effective Amendment to the registration statement shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended.

Deregistration of Shares of Common Stock

Paladin Realty Income Properties, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (File No. 333-113863) (the “Initial Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on February 23, 2005, pursuant to which the Registrant registered up to 38,500,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for sale in its initial public offering (the “Initial Offering”), including up to 35,000,000 shares of Common Stock to be issued in a primary offering at $10.00 per share and up to 3,500,000 shares of Common Stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $10.00 per share.

The Registrant filed an additional Registration Statement on Form S-11 (File No. 333-146867) (the “First Follow-On Registration Statement”), which was declared effective by the Commission on July 28, 2008, pursuant to which the Registrant registered up to 52,526,316 shares of Common Stock for sale in a follow-on offering (the “First Follow-On Offering”), including up to 42,000,000 shares of Common Stock to be issued in a primary offering at $10.00 per share and up to 10,526,316 shares of Common Stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $9.50 per share. Pursuant to Rule 415(a)(6) under the Securities Act, the First Follow-On Offering included 33,000,000 shares of Common Stock that had originally been registered on the Initial Registration Statement that were not sold during the Initial Offering for a total of 75,000,000 primary shares.

Subsequently, the Registrant filed another Registration Statement on Form S-11 (File No. 333-175741), which was declared effective by the Commission on January 24, 2012, pursuant to which the Registrant registered up to 72,894,737 shares of Common Stock, for sale in a second follow-on offering (the “Second Follow-On Offering”), including up to 65,000,000 shares of Common Stock to be issued in a primary offering at $10.00 per share and up to 7,894,737 shares of Common Stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $9.50 per share. Pursuant to Rule 415(a)(6) under the Securities Act, the Second Follow-On Offering included 72,894,737 shares of Common Stock registered on the First Follow-On Registration Statement that were previously unsold.

On July 16, 2012, the Registrant terminated the Second Follow-On Offering. The Registrant is filing this Post-Effective Amendment No. 2 to the Second Follow-On Registration Statement in order to withdraw from registration all of the shares of Common Stock covered by the Second Follow-On Registration Statement which were not sold in the Second Follow-On Offering.

The Registrant sold a total of 493,767.7487 shares of Common Stock in the Second Follow-On Offering, including 105,543.5979 shares of Common Stock which were issued pursuant to the Registrant’s distribution reinvestment plan. Accordingly, the Registrant hereby amends the Second Follow-On Registration Statement to withdraw from registration a total of 72,400,969.2513 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 31st day of July, 2012.

PALADIN REALTY INCOME PROPERTIES, INC.

By:	/s/ James R. Worms
Name: James R. Worms
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

*	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 31, 2012
James R. Worms

*	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 31, 2012
John A. Gerson

*	Director	July 31, 2012
Harold H. Greene

*	Director	July 31, 2012
Michael L. Meyer

*	Director	July 31, 2012
Christopher H. Volk

*By:	/s/ James R. Worms
James R. Worms Attorney-in-Fact